Exhibit 99.2
Conference Call Transcript
PFCB — Q2 2008 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Jul. 23. 2008 / 1:00PM ET
CORPORATE PARTICIPANTS
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Bert Vivian
P.F. Chang’s China Bistro, Inc. — Pres
Russell Owens
P.F. Chang’s China Bistro, Inc. — Present Pei Wei Asian Diner
CONFERENCE CALL PARTICIPANTS
Steven Barlow
Analyst
Jeff Farmer
Jefferies — Analyst
Brad Ludington
KeyBanc Capital Markets — Analyst
David Tarantino
Robert W. Baird — Analyst
Destin Tompkins
Morgan Keegan — Analyst
Sharon Zackfia
William Blair — Analyst
Bryan Elliott
Raymond James — Analyst
Matt DiFrisco
Oppenheimer — Analyst
Nicole Miller
Piper Jaffray — Analyst
Keith Siegner
Credit Suisse — Analyst
Rob Wilson
Tiburon Research — Analyst
Greg Ruedy
Stephens, Inc — Analyst
PRESENTATION
Operator
Good afternoon and welcome to the P.F. Chang’s China Bistro second quarter 2008 earnings release conference call. (OPERATOR INSTRUCTIONS) Today’s call is being recorded. If you have any objections, you may disconnect at this time. I’d now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Sir, you may go ahead.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thank you and welcome to P.F. Chang’s second quarter 2008 earnings call. Here in our management comments and responses to your questions, certain items may be discussed which are not based entirely on historical facts. Any such items should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Such risks and uncertainties include factors more completely described in this morning’s press release and the company’s filing with the SEC. With that, I’ll turn the call over to Rick to begin.
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Good morning, everyone. Welcome to the second quarter conference call. Joining me today are Bert Vivian, President of P.F. Chang’s; Russell Owens, President of Pei Wei Asian Diner; Mike Welborn, our Chief Administrative Officer and, as you know, Mark Mumford, our CFO. Again, I’ll have some very brief opening remarks followed by Bert’s update on the Bistro, Russell’s update on Pei Wei, and Mark’s financial review, and then we’ll close with a question and answer period. Again, it’s nice to start the call by saying that our second quarter results were better than we had internally forecasted. However, we did arrive there a bit differently than we did in the first quarter. In Q1 we combined favorable sales, cost control and a G&A leverage into a better than forecasted quarter.
In the second quarter we saw a continuation of our operations team focused on enhancing profitability as well as (inaudible) bonus expense, favorable trends in G&A. However, we did see greater top line pressure than we expected in both of our brands. The two questions we consistently get asked are answered by it’s not good and I don’t know. The questions are how is the operating environment and when will it change? The first quarter we’ve seen pressure on the consumer increase and so I’m not going to waste any more of your time stating the obvious. We continue to work on our ongoing operating initiatives. We’re encouraged by our early marketing results and continue to focus on gaining leverage from our shared services, believing that there’s more consumer pressure in front of us. Bert, Russell and Mark will provide more detail in their reports.
Our Pei Wei evolution test continues to produce positive results. Pei Wei has made great strides in enhancing the role and impact of our management teams. The net result is we are seeing significant reduction in turnover rates for the first half of the year. In our test stores, evolution has had the desired impact on labor and cost of sales. We continue to be cautious regarding the impact of evolution — that evolution might have on guest traffic and will watch it carefully as we introduce these initiatives to our system. Again, Russell will add more color in his report.
Our Bistro operations teams continue to make great strides in sharing best practices across their system. We continue to see positive improvements in both labor and cost of sales. The obvious challenge is returning to growing traffic. The Bistro has implemented a wide variety of initiatives designed to enhance our guest experience that we’ve discussed over the last couple of quarters. As we start to market against these enhancements, we will look for guest feedback validating our efforts. At this point, we think a more conservative approach to allocation of capital is warranted. At the Bistro, we have revisited all locations in our development pipeline. The typical real estate development pipeline runs about 18 to 24 months. As we looked at each location, we evaluated it using the most current information and internal expectations. In certain cases, the site had not developed as we had expected and we’ve chosen to delay or abandon those projects. The net result is we will open 12 to 14 new Bistros in 2009. This is not a permanent reduction in our development plans and we will continue to be opportunistic in the future.
At Pei Wei we use the same filter to evaluate our pipeline, but also included how each site complemented our revised strategic development strategy. If it did not enhance our current strategy it was shot, leaving six to ten Pei Wei in 2009. We fully expect that project evolution and our sales building efforts will produce concept returns that make it attractive to increase our development in the future.
Finally, a final update on Taneko. Since our last call, we have signed a definitive agreement to transfer the assets and lease to a local Arizona restaurant operator. We officially closed Taneko on July 20 and expect the transaction to be completed during the first week of August. I do want to thank the Taneko team for all that they have done and aiding in the transition of all of our employees. I’m happy to say that most of our unit level teammates have accepted positions in other local P.F. Chang’s or Pei Wei restaurants. With that, I’ll pass it to Bert.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Good morning, everyone. Thanks for joining us today. From a revenue perspective, the second quarter was a bit disappointing for us. Overall, Bistro revenues increased 11.4% year over year. However, after making a positive move in the first quarter, our comps took a step backwards posting a decline of 2.3%. Viewing our comp system by state, deposited trend exhibited in Q1, which was 23 states positive, 13 down, completely flipped in Q2. We had 13 up and 23 down. On a weighted basis, Arizona, California, Florida and Nevada accounted for 84% of our total comp decline and all four states showed a sequential decline in their first quarter results.
Taking a different cut at the data, this time by day part, revealed the same reversal in trend in the second quarter. As a point of reference, in the first quarter, we had positive day part activity during the week at both lunch and dinner and positive dinner comps on the weekend. In other words, weekend lunch was the only negative day part we experienced in the first quarter. In the second quarter, our weekend business directionally remained the same; however, both week day and [inaudible] day parts slipped into negative territory, leaving us with weekend dinner as the only positive day part during the week in the second quarter.

Total revenue for the Bistro came in 0.2% less than our internal expectations. Our team did a terrific job of managing their business during the quarter. Cost of sales was roughly a push with last year as initiatives focused on managing our rice and wok oil usage helped offset some higher commodity costs. In addition, labor declined 70 basis points year over year, driven primarily by improved efficiency and scheduling in the back of the house. Offsetting some of these gains was a 50 basis point increase in our utility bills which caused our direct operating expenses to increase 30 basis points over last year. All in all, our cash margins at the Bistro increased about 80 basis points year over year to 18.6%.
Let me highlight a few things that you can expect to see from us in the second half of the year. We’ll be rolling out a new menu next week across the country featuring four new items from our grill as well as a new shrimp appetizer. Our enhanced grill offerings will be featured in radio, online, direct mail and billboard advertisements in ten cities during the third quarter. In addition, we will be highlighting our lunch bowl offerings in the Phoenix market. Our marketing spin for the year has been targeted at roughly 1% of sales. Through the first two quarters, we are slightly below that trend. This is a pattern that will reverse itself in the third quarter.
We have opened ten new restaurants so far this year and we intend to open seven more restaurants in 2008, all of which will open in the fourth quarter. In addition, we have temporarily closed one restaurant in Miami in order to assimilate some additional square footage that became available adjacent to our existing space. This restaurant will reopen at the beginning of the fourth quarter. Thus, we will lose roughly 13 weeks of revenue and incur approximately $500,000 in operating and preopening expenses during the third quarter with respect to that unit. As we put the final touches to our 2009 development plan, we expect to open 12 to 14 new Bistros next year. This is a reduction from the pace of the past few years and is a direct reflection of two factors. First of all, we are or were a perspective tenant in a handful of properties that have been delayed, postponed or all together canceled for next year. Secondly, our performance over the past couple of years, particularly in the western half of the United States, has led us to reduce the amount of new capital that we are deploying. We are hopeful that this cycle will pass; however, until it does, we expect our capital expenditures will moderate from the recent past. And with that, I’ll turn it over to Russell.
Russell Owens - P.F. Chang’s China Bistro, Inc. — Present Pei Wei Asian Diner
Thanks, Bert. Good morning, everyone. For the quarter, our comp sales were negative 3.2%, worse than expected as we continue to see weakness out west, specifically Phoenix, Las Vegas, southern California and, to a lesser extent, Dallas. Those four markets make up 41% of our comp units and were more than 7% negative for the quarter versus negative 6% in the first quarter of this year. The balance of our system had positive comp sales in Q1 and Q2.
For the quarter, our effective price increase was approximately 2%, but our average transaction was flat with prior year as guests continue to order fewer appetizers and more lower priced bowls versus entrees. Looking at the day part information indicates we are weakest at dinner versus lunch and weekends versus week days, consistent with our previous trends. We opened four new restaurants this quarter, two in Florida, one in Dallas and our third location in Columbus, Ohio. Average weekly sales were just over $35,000 for the quarter. We remain on track to open 25 locations this year, six during the current quarter and the remaining four in the fourth quarter.
Overall revenues for Q2 were below our expectations due to the worse than anticipated average weekly sales rates for our comp and non-comp restaurants. Simply put, this is as tough an environment as I have ever experienced. Considering this, I am pleased with many aspects of our business and the performance of our team this quarter. There are some positive improvements in key areas that are being overshadowed by the difficult environment, but they are there.
Looking at the P&L, cost of sales increased 20 basis points from the first quarter and last year due to increases in wok oil, chicken and rice prices offset by the Q1 price increase. Labor cost improved 20 basis points from the first quarter and 30 basis points from last year as productivity gains more than offset the 3% year-over-year increase in average rates. Operating expenses increased 150 basis points from Q1 and 140 basis points from last year, driven mostly by an additional $900,000 in marketing expenses. I’ll talk about the marketing in more detail in a moment.
In addition, like Bert, we saw a 50 basis point increase in utility costs versus prior year entirely due to rate increases ranging from 11 to 16% across our system. Occupancy costs, depreciation and amortization were all on target in terms of dollars, but higher as a percent of revenues due to our lower than expected average weekly sales.
Now an update on the marketing initiatives. Beginning mid-May through early June we started various combinations of online, radio and outdoor media in our more penetrated markets of Dallas, Phoenix, San Antonio and Austin, plus four newer markets. This was followed by direct mail to selected locations in those markets in June through mid July. We incurred about $1.1 million in costs for the second quarter and will spend a similar amount this quarter. In total, 2.3 of our annual $3 million projected spend in Q2 and Q3. The early results are encouraging, but it’s too soon to determine the ultimate returns and impact of these programs. We’re very excited about the creative work and the consumer feedback thus far. Our fourth quarter spend will be light as we take a pause to evaluate results, but based on what we’ve seen to date, I would expect a more robust, ongoing media plan as part of the long-term Pei Wei strategy.

The other major initiative we’ve been working on is to improve the overall profitability model for Pei Wei. As you recall, we were addressing three major issues, management retention, complexity of executing our menu and, as a result, inadequate profitability levels at our current sales volumes. Our first objective was to improve management, job quality, and satisfaction by improved scheduling and changing duties to more leading, managing and less doing of hourly functions. We also wanted to increase the flow of internal promotions from hourly to management. The test results have been very positive and well received. Our restaurant management teams are excited about the new work schedules, duty changes and enhanced key employee position and training support as well as potential impact to their restaurant’s bottom line. We will ultimately be able to effectively run a typical Pei Wei restaurant with one less manager while improving job satisfaction and increasing bottom line results.
We are pleased with our trends in management retention and Rick mentioned as a result of improved developmental programs and the emphasis on job satisfaction over the last six to nine months. Our turnover rates for 2008 thus far have improved significantly and are currently in the mid 30% range. To address the menu complexity issue, we originally started the test with extreme menu cut backs. We’ve listened to our guests and tried to do all we can to minimize the impact on them, adding back items twice during the test period.
The current menu strikes the appropriate balance between protecting our guests and gaining the efficiencies we need to simplify execution and improve cost. This menu would eliminate a body and prep area and add a couple of hours a day to other positions in our kitchen. It also removes a few high cost, low-selling items and reduces inventory and recipe complexity. At the end of the day, the resulting changes made from last year’s menu is the deletion of two protein choices, one less bowl dish net and one less soup along with reformulating four recipes. The new menus are in all of Texas, Arizona and California as of this week and will be system wide by the end of August. The management and staffing changes will follow the menu roll outs, but will take longer to complete. They’ve begun in Texas and will continue market by market through October.
During the test, we saw improvements in cost and productivity generally in about 60 days. So we expect to begin seeing overall margin gains beginning in the fourth quarter. Our third quarter will see some cost pressure associated with the menu installations, product obsolescence, management relocation and hourly training costs. In addition, we’ve been evaluating an enhanced labor scheduling productivity tracking tool developed with the help of outside experts in this field. This new tool has worked very well and we anticipate finalizing the test this quarter, making the necessary adjustments and implementing across our system during the fourth quarter. In the test locations, labor cost improved on average by 100 basis points. This tool’s impact should gain traction by year end and further improve our results as we enter 2009. I’m excited about the positive impact these changes will have on our business. We believe they will give us the 200 to 250 basis point improvement in profit margins compared to our trends at the end of 2007.
Unfortunately, some of our improvements will likely be offset by rising costs in the current consumer environment which we expect to continue into 2009. On the subject of 2009, our current plan is to open six to ten new diners next year, all in existing markets. The decision to slow our pace of development is based on several factors, the current macroenvironment combined with our intentional pause while addressing our internal initiatives as well as things outside our control, like projects where co-tenancy concerns arose or the entire project has been delayed or canceled. I am confident that the changes we’ve talked about this morning has positioned Pei Wei to be ready for increasing our rate of growth when the macroeconomic environment makes it prudent to do so. With that, I’ll turn it over to Mark.
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Russell. I want to take a minute and recap and consolidate the numbers you heard Bert and Russell talk about. Consolidated revenues for the quarter were 304 million, a 14% increase over Q2 of 2007. Bistro revenues grew 11%, primarily driven by a 15% increase in sales weeks for the quarter, partially offset by a negative comp of 2.3%. Since Q2 of 2007 we have added 25 new bistros, five of which opened in Q2 of 2008 and ten year to date. Pei Wei sales increased 23%, primarily as a result of new store openings. Since Q2 of 2007, we have opened 33 new locations, a 26% increase. Comp sales for the quarter were down 3.2%.
As we discussed last quarter, we expect to see minimal cost of sales pressure this year, probably somewhere in the 20 to 30 basis point range as a majority of our proteins which collectively represent approximately one-half of our cost of sales spend, are contracted through the remainder of this year. Where we begin to have some uncertainty and concern is regarding the impact that rising grain costs and global protein demand will have on our 2009 contract pricing. To that end, we have been proactive in negotiating and exploring alternatives to mitigate the rising cost pressure. We have locked in about 80% of our anticipated 2009 flank steak usage at our current pricing level. We have also locked in wok oil for all of 2009 which will add about 35 to 40 basis points of pressure in both concepts, and rice is locked in through Q1 of 2009. We will continue to look for advantageous points to enter the market and lock in costs where appropriate.

Q2 2008 consolidated G&A expenses increased 40 basis points over prior year. We had a tough comparison this quarter as Q2 2007 reflected the reversal of over 700,000 in corporate bonus expenses both in Q1 of 2007 compared to corporate bonus accruals recorded in the current year of 1.5 million. Excluding the impact of corporate bonus in both of the years, G&A expenses actually declined by almost 40 basis points as a percentage of sales. Depreciation expense at both concepts increased as a percentage of sales. The Bistro is 70 basis points higher primarily due to depreciation on the grill, decreased leverage on the top line, the impact of 2007’s plate ware roll out and greater intangible amortization due to partnership buyouts. Pei Wei is 70 basis points higher primarily due to deleverage on the top line, slightly higher depreciation expense to new locations due to opening more expensive markets, i.e., a higher percentage in California and the northeast versus less expensive markets like Arizona and Texas. Interest expense for the quarter was 949,000 which compares to interest income in Q2 of 2007 of 179,000.
We ended the quarter with 80 million borrowed under a revolving line of credit versus 10 million in Q2 of 2007. During the quarter we entered into an interest rate swap agreement that locked our interest rate on 40 million of variable debt at around 4% through May 10, 2010. We locked the interest rate for the remaining 40 million borrowed under our line for one year under the existing debt agreement. Our tax rate came in at 26.4% versus 26.1% in the prior year as our tip credits continued to keep our tax rate low.
In total, EPS from continuing operations for the quarter was $0.40, up $0.03 from the $0.37 earned in the Q2 of 2007. For the year, that puts us at $0.79 versus $0.78 of EPS in the first half of 2007. Although we continue to feel pressure on our top line, we continue to focus on controlling costs to the extent they do not affect the guest experience. Overall, we are pleased with the results for the quarter and year to date, but we believe there is still quite a bit of pressure ahead. [Since we spoke last], a barrel of oil was 119, today is around 130. The average price of gas at the pump has climbed to over $4 a gallon. This has caused inflationary pricing in grocery and hard goods and we are not certain that we have seen the bottom of the economic pressure plaguing the consumer, all of which makes predicting our top line very difficult.
At the end of the day, sales drive our business and give us the flexibility to manage our cost structure. Until we see consistent upticks in traffic, we’re going to remain cautious about the near term. Consequently, we are only modestly increasing in our earnings expectation for the year from $1.34 to $1.40 up to $1.36 to $1.42.
Now, turning to the balance sheet. We ended the quarter with 20 million in cash versus 24 million at the end of fiscal year 2007. Borrowings on our credit line remained at 80 million versus 85 million at the end of last year. Net cash provided by operating activities for the first six months of the year was 70 million compared to 57 million for the first half of 2007, a 24% increase. On the investing and financing side for the first six months of ‘08, we spent 5.4 million in the repurchase of minority interest and that’s down from 9.5 million in 2007. We repurchased 10 million of stock during Q2 with an average repurchase price of $25.38, and that leaves us 40 million of remaining authorization. We repaid 10 million in [parton] related debt and have used 45.8 million in CapEx which is down from 64.4 million for the first six months of 2007.
If we dive into our CapEx number a little deeper, we see that the 46 million is a gross number. We collected about 15 million in TI allowances given as a net number of about 31 million. We are bringing down our 2008 CapEx projections to between 100 and 110 million which will equate to between 80 and 90 million net of TI allowances. A reduction from our previous expectation of 125 to 135 million gross and 105, 115 net. This is primarily due to our updated 2009 development plans. We’re still projecting cash from operations for 2008 of between 140 and 145 million which means we should generate somewhere between 30 and 40 million of free cash flow for the year. Our fully diluted share count for the quarter was 24.247 million which is down 7.2% from the Q2 2000 number of 26,129,000. Lastly, our next earnings call will be on October 22 when we’ll discuss the results of our third quarter. With that I’m going to open up the — turn the call back over to the operator to open up for questions.. Operator.
QUESTION AND ANSWER
Operator
Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Joe Buckley from Banc of America Securities.
Steven Barlow Analyst
Hi, it’s actually [Steven Barlow] for Joe. I guess would lower ‘09 unit growth and more free cash flow generation, how do you guys think of using that?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Right. So we are going to obviously have a reduction in the amount of CapEx that we’re going to spend next year. The free cash flow should be slightly increased because of operating results. I can tell you we’re — I don’t mind having a little bit of cash sitting on the balance sheet right now, especially during these turbulent times. We’re not anxious to repay the 80 million in debt. Obviously at 4% interest, that’s pretty cheap money. So we’ll continue to be opportunistic in looking at share repurchases and having a little cash the balance sheet.
Steven Barlow Analyst
And then your targeted CapEx for ‘09, have you guys given that?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
No, we haven’t given you guys that number yet, but it’s pretty easy to walk through the math. Each of the Bistros on a growth basis will spend about 4 million, so if we’re opening three less, it should generate 12 million in incremental cash there. On the Pei Wei side, from a cash perspective, on a gross basis, it’s about a million dollars. Along with that, obviously, comes preopening expenses and partner investment expense at Pei Wei. Opening down to eight new Pei Weis and call it 13, 14 Bistros less — I’m sorry, total number of Bistros should give us $0.11, $0.12 of incremental EPS in 2009 as well.
Steven Barlow Analyst
Great. Lastly, of the ‘09 Bistros, the 12, 14, how would those split among new and existing markets? Thanks.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
It’s split roughly about 50/ 50/50.
Operator
Thank you. Our next question comes from Jeff Farmer from Jefferies.
Jeff Farmer - Jefferies — Analyst
Great, thank you and good afternoon, guys. Considering you’ll be cutting your unit openings in half in ‘09, what does that mean for your growth infrastructure costs moving forward?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
For shared services, is that the question?
Jeff Farmer - Jefferies — Analyst
Yes, in terms of the unit opening teams and any type of potentially regional management that might be a little redundant at this point, so just in terms of again cutting your unit growth in half, where does your unit — or your growth infrastructure cost potentially move next year in terms of cost savings?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
To a large degree — I’m sorry, this is Rick. To a large degree we are internally evaluating the amount of support to get us through 2009, but our expectation is that this is kind of a temporary reduction in new unit growth and so we want to be cautious not to be making any real dramatic changes until we get more clarity around our project evolution work and our sales building initiatives around both brands.
Jeff Farmer - Jefferies — Analyst
Okay. And then just a bigger picture earnings question for me. Recognizing that you no longer break out the allocated corporate overhead between the concepts, it does look like Pei Wei got close to maybe $0.08 or $0.09 per share in ‘08 and with the unit development guidance being lowered next year it could potentially double. I just want to see if I’m roughly until the ballpark on that one in your view.
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Could you ask that again, please?
Jeff Farmer - Jefferies — Analyst
Sure. More of a bigger picture earning earnings question. Just again recognizing that you are no longer breaking out the allocated corporate overhead between these concepts gets more difficult for us to understand the concept level accretion for Pei Wei versus the Bistro. My own model looks like it could approach $0.08 to $0.09 this year and considering that you’re going to cut Pei Wei development pretty meaningfully next year, it looks like that number could easily more than double. I just want to see if I’m in the ballpark on that one.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Yes, especially given that the preopening and partner investment expenses that go along with those new openings at Pei Wei it’s 200,000 per store, we can easily see that EPS related to Pei Wei doubling next year.
Jeff Farmer - Jefferies — Analyst
Okay. Thank you guys.
Operator
Thank you. Our next question comes from Brad Ludington from KeyBanc Capital Markets.
Brad Ludington - KeyBanc Capital Markets — Analyst
Good afternoon, thank you. I had a question on the depreciation line. There was a lot of deleverage the first half due in big part to the depreciation on the grill at the Bistro, but as we start lapping the rollout of that in the second half of ‘08, should we start expecting some improvement on that — I mean probably higher as a percentage of sales still, but maybe not 60 basis points up year over year?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
The depreciation expense for the remaining year on a consolidated basis is going to probably be about what we saw for the first two quarters. You’re right, we’re seeing quite a bit of deleverage at both concepts and at the Bistro, ten basis points or so of that year over year is coming from self deleverage and the rest of it is coming from some of the things that you mentioned of the incremental investments we’ve made in the restaurant from the switch of the plate wares, we had acceleration going on, that’s going to end in the back half of the year, to the grill, to the small wares that we need for the miniature desserts. All of those things have added on to the pressure. For Pei Wei, the majority of the increase is coming from the top line deleverage, 35 basis points of — roughly 50 basis points of total deleverage is coming from sales.
Brad Ludington - KeyBanc Capital Markets — Analyst
Okay. And then looking at the partner investment expense line, we were expecting a little bit of a charge for that and it ended up being a benefit this quarter. Is there any guidance that we can get on what to expect in the back half? Should it follow a similar trend or do you know what to expect there?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Our internal forecast and the credit, 500,000 of the credit was at the Bistro, we caught out I think 12 additional partnerships during Q2 and those were early buy outs. We’re not anticipating or forecasting credits for Q3 and Q4 related to the Bistro.
Brad Ludington - KeyBanc Capital Markets — Analyst
Okay. And then just a couple of more real quick ones. Sorry to hold you up. In the interest rate swap at about 4% on that 40 million, is there any kind of spread that could possibly go up on that depending on ratios, or is that just a locked in right at the 4%?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
The 4% for the two years is locked, obviously if we have swings during that two-year period, it will all be on the balance sheet between equity and liability account, it will all equal out at the end of two years and then the 4% that remains under the existing credit agreement is a strict — there’s no derivative associated with that, it’s locked in. So the 4%, we don’t have any exposure on that, that’s a locked — those are locked in numbers.
Brad Ludington - KeyBanc Capital Markets — Analyst
Okay. And then just — I wanted to make sure I heard this right, the new wok oil contract will result in about 35 to 40 basis points of cost of goods pressure in ‘09?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Right. Right.
Brad Ludington - KeyBanc Capital Markets — Analyst
Okay. Thank you very much.
Operator
Thank you. Our next question comes from David Tarantino from Robert W. Baird.
David Tarantino - Robert W. Baird — Analyst
Hi. Good afternoon. Bert, a question on bistro labor which looked very well managed in the second quarter. What specifically are you doing there and would you expect that kind of performance to continue in the second half if traffic remains low?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
David, you were cutting in and out a little bit, but my guess is you were asking about labor?
David Tarantino - Robert W. Baird — Analyst
Yes. The question, can you hear me okay?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Yes, yes.
David Tarantino - Robert W. Baird — Analyst
The question is what specifically are you doing to drive the impressive leverage that you got in the second quarter and ow sustainable do you think that is going forward if traffic remains at the Q2 level?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
I wish I could tell you it was rocket science, David. It’s not. It’s a lot of hard work on our operator’s parts, grinding through, really trying to be as efficient as possible with our back of the house labor as well from both a sale for man hour basis as well as from a scheduling standpoint. Most of the games we saw were in the back of the house. A very, very modest amount was in the front of the house. Whether or not that’s sustainable, I don’t think you will — as we look on a year-over-year basis, clearly I don’t think we’ll be able to post those kinds of year-over-year numbers. However, the good news is that to the extent that we’re implementing systems and procedures and a thought process today, I think that will continue to pay dividends for us as we move forward. If we could ever get the sales meter moving in the right direction, I think it will allow us to be pretty efficient in terms of turning marginal sales dollars into profitable dollars.
David Tarantino - Robert W. Baird — Analyst
Okay. Thanks. And, Mark, on the guidance for the year, what kind of comps are embedded in the second half?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
We don’t give you guys a comp guidance going forward. What we have considered is kind of trends that we saw in Q2 and both of the concepts and consider the marketing spend that we’re going to be applying in Q3 and we’ve incorporated all of those into our guidance numbers that we’ve given you guys.
David Tarantino - Robert W. Baird — Analyst
Okay. And then last question. On the outlook for ‘09 commodity, sounds like you’re going to see some pressure at both concepts. What are the current thoughts on your ability to take more pricing in this kind of environment at the Bistro and at Pei Wei?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
David, this is Bert. At the Bistro, I’ll tell you that we’re not thinking too much about taking any price, certainly over the next 6 to 12 to 18 months. I just don’t think the environment is going to allow us to do that. So we simply have to get better at our game in terms of taking care of our guests that walk through the doors, do everything we possibly can to make sure they have a great dining experience, and we’re hopeful that they’ll bring some friends on their next visit which will allow us to get a little bit of sales momentum which will help us offset some of those cost pressures that we’re going to see in ‘09.
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
The same holds true for Pei Wei. No price increase is contemplated.
David Tarantino - Robert W. Baird — Analyst
Thank you.
Operator
Your next question comes from Destin Tompkins from Morgan Keegan.
Destin Tompkins - Morgan Keegan — Analyst
Thanks. My first question is following up on a previous question about the slower development in 2009 and what that can mean in potential savings, Mark. I think you mentioned preopening and partner investment expense being a little bit lower. But what about inefficiencies from new stores? Is that a meaningful number that we could look to as far as 2009?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Well, it’s certainly going to be a meaningful number. New stores, particularly in Pei Wei, it takes a while to get the efficiencies up to speed. So by not having those new stores as a drag, we certainly would expect to have operating margins in both of the concepts up. We will certainly incorporate that when we give you guys the 2009 guidance.
Destin Tompkins - Morgan Keegan — Analyst
And would that be most evident in labor and cost of sales?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Yes, predominantly in labor and cost of sales. More in labor than cost of sales.
Destin Tompkins - Morgan Keegan — Analyst
Okay. My next question was for Bert on the average check at the Bistro. It seems like the average check benefit has been coming down over the last couple of quarters and assuming menu pricing has been about the same, can you give us an idea of what’s been driving that mixed benefit that maybe has been lessening over the last couple of quarters?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Well, I think the trends that we have seen with our product mix, certainly since we’ve introduced the grill on the — those items are obviously priced at the higher end of our menu, it is driven a little bit increase in our check, no question about that. That’s actually been offset a little bit with the introduction of our lunch bowls this spring. So, I think that we’re going to see a bit of an equilibrium when it comes to our average check. We have seen an increase the last couple of years as we have lost our lower-paying guests, those individuals who are paying the least amount for their dining experience at the Bistro. As I’ve said in previous quarters, those are the customers that we have lost. So simply by losing those guests we’ve seen some creep in our average check over the past few years, but it certainly has been impacted slightly by the grill and then offset a little bit by the lunch bowl.

Destin Tompkins - Morgan Keegan — Analyst
Great. And then one last question, if I may, for Rick. Looking at Pei Wei, it sounds like you’re seeing the margin improvement that you’re hoping to see with the test stores, but I guess given the increased operating risk around Pei Wei, have you guys ever considered franchising Pei Wei and would you consider maybe adding a franchise program to hedge some of that operating risk?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
I guess the simple answer is twofold, one, never say never and, secondly, and maybe more specifically, it’s really not a strategy that we’ve contemplated or really put a whole lot of brain power behind. I think just sitting here thinking about it around the question, given the age of the Pei Wei system and our belief that ultimately through marketing and operating initiatives we’re going to be able to start driving some top line results and as evolution starts to take hold, kind of getting all of that to come together and giving the concept some time in order to determine what those impacts are, I think it would be premature to be going down the path of any type of franchising.
Destin Tompkins - Morgan Keegan — Analyst
Sure. Makes sense. Thanks, guys.
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Sure.
Operator
Thank you. Our next question comes from Sharon Zackfia from William Blair.
Sharon Zackfia - William Blair — Analyst
Hi, good afternoon. I have a couple of questions on the marketing spend for both Pei Wei and the Bistro. Firstly, do you run that through operating costs or G&A? And then secondarily, as you’re embarking on these more ambitious programs, how are you assessing whether or not they’re generating enough returns? What’s the kind of sales to spend payout that you’re looking for to justify them?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Well, I’ll start off with the accounting piece of it. The majority of the expense does run through operating expense line. If there is any type of coupon or free entree item associated with it, that’s going to flow through cost of sales. So it would hit in two of the P&L line items. As far as looking at the return, we look at the spend that we have on the marketing programs and then we look at the lift that we are getting in the test stores versus the control stores and we monitor that during the tests as well as a period after the test to see what type of tale that we’re getting and then evaluate that over that period of test to see if we’ve got enough incremental revenue to drive margin to offset the incremental expenses.
Sharon Zackfia - William Blair — Analyst
Okay. I guess another question, Russell kind of talked about some — I guess I’ll call them one-time costs related to the implementation of I think you’re calling it a project evolution, so the labor and the menu changes that I thought were going to be incurred in the third quarter. Is there any kind of ballpark you can give us on kind of what we’re going to see dollar wise in one-time transitional charges for Pei Wei?
Russell Owens - P.F. Chang’s China Bistro, Inc. — Present Pei Wei Asian Diner
Well, we’ll spend roughly a quarter of a million dollars with the menu itself, product obsolescence, I don’t know, but it will be pretty minimal. The training costs are going to vary a lot by store and be spread out over a longer period of time, but it’s not a — it’s not a huge number —
Sharon Zackfia - William Blair — Analyst
Okay.
Russell Owens - P.F. Chang’s China Bistro, Inc. — Present Pei Wei Asian Diner
— but it is a number.
Sharon Zackfia - William Blair — Analyst
Okay. Thank you.
Operator
Thank you. Our next question comes from Bryan Elliott from Raymond James.
Bryan Elliott - Raymond James — Analyst
Good afternoon. A couple of questions. First, Miami closure, basically we’re losing 13 weeks of sales, you said, and we’ll have about half a million of preopening costs, was that the message there?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
That’s correct, Bryan.
Bryan Elliott - Raymond James — Analyst
Okay. And then — but we’ll also still be running rent and other things, too, won’t we? Or will that not get capitalized somehow?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
No, that’s included in that half million dollars.
Bryan Elliott - Raymond James — Analyst
Oh, so — but will that be pulled out — okay. So from an accounting standpoint, that gets pulled out of ops and all goes into preopening?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
No. The $500,000 includes ongoing operating expenses —
Bryan Elliott - Raymond James — Analyst
Some preopening, okay. I’ll get with Mark on that. Also, wanted to clarify, did — someone asked about the new store inefficiencies and the impact of that on concept margins and I thought I heard I think it was Mark answer that given the reduction of the waiting of new stores that we should see rising margins in both brands next year and thinking about no pricing plans and the amount of inflation that’s out there, I just wanted to make sure I heard that correctly.
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bryan, let me clarify. What I intended to say was that by having those fewer new stores in there, it should give us a little bit of a tail wind in our operating margin. Those definitely have a drag on operating margin and so we should have a little — it [sands] everything else. If everything else remains the same and we have the same cost of sales, same labor and so forth, operating margin should improve. But we know we’re going to have those other types of pressure.
Bryan Elliott - Raymond James — Analyst
All right. Thank you.
Operator
Thank you. Our next question comes from Matt DiFrisco from Oppenheimer.
Matt DiFrisco - Oppenheimer — Analyst
Thanks. I just have a couple of questions. I don’t know if this was answered already or not, but with respect to the marketing dollars, if you open up less stores next year and were still in this sort of sluggish type top line environment where we’re flat to slightly down, would you spend more in dollar terms on marketing or could that be a source of some leverage also, and if it’s not yielding an upside on the top line, will we look to pull back that on both brands?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
I think if we’re seeing the returns, so if we’re able to quantify a return on the incremental dollar of marketing that we’re spending, we would definitely spend more. If we’re not comfortable that we’re seeing those returns, I don’t necessarily know that we would spend any more.
Matt DiFrisco - Oppenheimer — Analyst
Are you seeing what you would classify as returns off that now?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Yes. Right now we — we see a mixed bag and some of the tests that we’ve run, we can definitely see the returns and some of them it’s still too early to tell and some of them we probably still have some refinement to do in the initiatives that we’re rolling out to the customers.
Matt DiFrisco - Oppenheimer — Analyst
Okay. And then looking at — I guess what I’m wondering is are you looking at it sort of like how QSR looks at it as a contribution per store or is it a contribution per brand on dollar terms? Since you’re opening more stores, should we expect dollar growth in that as at that corporation or is it going to be a flat number?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
I think that’s still yet to be determined. This year we spent about 1% of sales. Next year we haven’t determined what we’re going to spend yet. I think it’s all still dependent upon what type of returns we’re seeing in those marketing spends.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Matt, this is Rick. I think the best way to think about this is we’re just now coming through the first wave of marketing initiatives in both brands and, again as Mark said, if we see the kind of results that we would anticipate and if we felt that it was prudent to continue to invest greater dollars to get better results, we would do it. I think given that this is the first pass, if we are seeing less than desirable results, I think we would refigure our marketing strategies and continue to apply some dollars there, but without — but may not necessarily spend the same amount through that exercise.
Matt DiFrisco - Oppenheimer — Analyst
Okay. And then I guess can you talk a little bit about customer trends that you might have seen of late? I guess we’re probably — I was a little surprised and I think some others might be surprised also that you didn’t see any sort of pick up in May or June after the rebate checks. Is it more a function of when we see miles driven less by the average American or demand destruction as far as people are driving less that your — are your locations seeing less traffic and it’s just an aggregate problem in the economy and your consumer or did you — or were you not expecting any sort of lift at all from the rebate checks? I’m just wondering is gas offsetting even more so than any sort of benefit that you would have expected from the rebate checks?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
I can tell you that we weren’t anticipating a lift from the rebate checks. We weren’t disappointed. To answer all of those other questions, I wish we knew the answer to those. If we did, we’d be a lot smarter in our ability to forecast and to run our businesses better. But there’s a whole list of variables that are associated with each one of those questions that you posed out there that frankly I don’t know that we know the answers to.
Matt DiFrisco - Oppenheimer — Analyst
Okay. And then lastly, even though you’re pulling back in ‘09, are you going to be opening up in existing markets any of the troubled markets? I mean you mentioned about four or five markets that are negative comping now. Can we pull back growth in those markets or are we going to backfill some of those markets further?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Matt, this is Bert. I think that as we looked at the ‘09 development, and I think as I mentioned in my comments, we are going to deploy a little less capital at the Bistro and clearly because of our poor performance over the last couple of years west of the Mississippi, it’s harder and harder for us to approve deals out west, so I think you can make the general assumption that our development will be more east coast than west coast and clearly I think it’s going to be roughly a 50/50 split in terms of new markets, existing markets but, again, as the Bistro grows, it gets more and more difficult to be in new markets.
Matt DiFrisco - Oppenheimer — Analyst
And then my last question, Bert, with respect to a couple of analyst days ago, I think you did a really good presentation on the circles with the five miles and a couple of those ‘06 stores that opened up and were somewhat cannibalistic for the Bistro into ‘07. Are you seeing those stores — those specific stores that you highlighted, the original ones there that were the victims of the cannibalization, are they back to rebuilding the volumes? I’m trying to go through and look at the store class comps. It’s a little hard to figure out, but can you help us with that?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Unfortunately, you have a better memory than the rest of the audience with respect to that presentation. It probably wouldn’t be fair to start speaking about it without everyone having seen it. I will say that generally speaking with respect to those particular markets that I highlighted, our general traffic in those markets has improved as we expected that it might but, again, at this point it’s hard to talk about improved traffic throughout the system when the overall system is running negative. There are glimmers of hope out there and again I think that if you look at our system in toto, it is a tale of two cities. As I mentioned in my comments, we have roughly four states that are providing a significant amount of drag to us. We also have some areas of the country where we have outstanding results and traffic growth.
So we’re struggling through this. It continues to be our belief that if we focus on our guests and our employees, that we’ll get through this cycle. I think our team has done a great job in terms of managing their business. I will tell you that they all are working very, very hard in order to try and increase our sales and increase our traffic and you do that day by day. I’d love to be able to tell you and start pointing to those results. We’re just not seeing it yet. But we remain vigilant in that regard and I’m hopeful that as we move through the back of the year and into ‘09 that we can actually start pulling these two successes in the overall system.
Matt DiFrisco - Oppenheimer — Analyst
Okay. Thank you.
Operator
Thank you. Our next question comes from Nicole Miller from Piper Jaffray Jaffray.
Nicole Miller - Piper Jaffray — Analyst
Good afternoon. I just wanted to also ask about development, first in terms of the performance for new units this year. Is it anything different than planned or what you’ve seen historically? And then second, looking into ‘09 as you sort of moderate development for both concepts, how could they benefit, for example, from not cannibalizing as it’s just a more moderate pace of development overall, or would you also perhaps be taking preopening teams from some of our best stores to open these stores and is there a potential that they could open at higher volumes?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Hi, Nicole, this is Bert. With respect to the units that we’ve opened in 2008, I think we’re very pleased with their performance thus far. You can see the volumes in our press release. I will say that from an operational standpoint I think our teams are doing a very good job with respect to those new restaurants and performing in a manner that’s actually probably a little bit better than we’ve done in prior years. With respect to ‘09, and really in general, we don’t have opening unit teams per se. We don’t have a group that sits here in our home office and travels to restaurants for new units. Our opening unit teams are culled from our existing restaurants. We find our best folks who have the drive and initiative to be great trainers and we’ll pull them from existing restaurants. So to the extent that we’re reducing our development, there’s not going to be necessarily a group of people that will suddenly say we don’t need you anymore. That group does not exist at the Bistro or at Pei Wei.
Nicole Miller - Piper Jaffray — Analyst
Okay. Yes. It was just that I meant what you’re saying about the team that you are getting from, I guess, certain stores, it will continue to be those teams in those regions I guess then, going into ‘09?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Absolutely.
Nicole Miller - Piper Jaffray — Analyst
Okay.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Absolutely. To the extent, for example, if we open up a bistro in the Minneapolis area, we would clearly pull our training team from up in that section of the United States and, again, that’s no different than what we’ve done in the past.
Nicole Miller - Piper Jaffray — Analyst
Will that be the same for Pei Wei as well?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
That is correct.
Nicole Miller - Piper Jaffray — Analyst
Okay. Thanks.
Operator
Thank you. Our next question comes from Keith Siegner from Credit Suisse.
Keith Siegner - Credit Suisse — Analyst
Just a couple of questions. On Pei Wei, given the sales level of certain class years, for example, the 2007 class now running at an average weekly sales of 30,000, could it make sense, and also factoring in the fact that the real estate process may not have been as robust in the past as it could have been and as it is now, could it make sense to maybe close some of the existing Pei Wei units, maybe take a charge to write off some of the leases, but have immediate margin and free cash flow enhancement?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Short answer is it might. We have been working over the last several months with a new database sort of fiscal validation and tool to evaluate our trade areas in our existing sites. We are early in that process with the product, so step one for us is to look at all of those existing restaurants and see if — what the potential of sites are. In many cases it’s just new restaurants in new markets where we don’t feel like we’ve got the brand awareness where it needs to be yet and the potential of the site is not being met, but as we go through that process, if we look back historically and we see some sites that don’t look like they have the potential to get where we want them to get and their current results don’t warrant, we would certainly consider closing restaurants, but we don’t have any of that sort of going on at this time to believe that those restaurants are in markets where we’re continuing to fill out those markets, hopefully have some great marketing tools to help drive top line and they’ll become profitable restaurants down the road.
Keith Siegner - Credit Suisse — Analyst
If the — if some of the newer restaurants that are in newer markets are some of these that are running at much lower average weekly sales, with the development plan being focused more on the existing or kind of adjacent markets, without going and adding the density in those markets, how do you get the mine share, to get them up to the targeted levels?

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Well, this year’s development and next year’s development are targeting those markets. We haven’t gone into any new markets. We contemplate new markets. The development is in those early — early low-level entry markets that we just started going into in late ‘06 and early ‘07. We continue to develop in those markets. There’s — we are not in the mode of building a lot more restaurants in our fully developed markets at the risk of cannibalization, so we are going where strategically we they building brand awareness is going to help us in our existing restaurants and our new openings. There’s only a couple of markets where we’re pretty light and it doesn’t look like there’s going to be anything in ‘09 added to those markets and we will contemplate that as we go through the year, what we do with those.
Keith Siegner - Credit Suisse — Analyst
Okay. And then the last question, just wonder if you can give us a little bit of detail about the 2008 class at Pei Wei and first quarter generated 41,000 in average weekly sales. That’s obviously dropped a lot in second quarter. The ones that you opened in second quarter, did they open just as strong as ones in first quarter or did they also open at closer to the Q2 average?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
The four we opened in the second quarter are running about where the total group is running in the second quarter. The drop from the first quarter to the second quarter is driven by the first quarter openings going into the second quarter, primarily by two or three locations in our small to mid-sized towns like Norman, Oklahoma, and Wichita, Kansas, that both opened up in the mid-to high 50s and have normalized down to low 40s as we expected them to.
Keith Siegner - Credit Suisse — Analyst
Okay, thanks.
Operator
Thank you. Our next question comes from Rob Wilson from Tiburon Research.
Rob Wilson - Tiburon Research — Analyst
Thanks for taking my call. Bert, a little while back ago you talked about not wanting to take price increases for maybe the next 6 to 12 to 18 months and I’m sort of confused. I listen to a lot of restaurant conference calls and it seems like everybody is taking price increases. Cosco today just announced that they’re taking price increases. So I’m just curious why are you guys so adamant in seemingly against taking price increases in this environment.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Well, perhaps we’re just not as smart as everybody else, but when we’re faced with declining traffic in our system, I don’t think that our guests really care whether or not we pay more for wok oil or if our rice is more expensive or frankly if our labor costs are up. I think what they do care about is the price that they pay and the value that they receive at our restaurant. I’m trying to do everything possible, our team is trying to do everything possible to put our best foot forward and present a great value proposition for our guests and frankly raising prices in this environment kind of cuts against us in that manner. So perhaps we’re stupid in that regard and again, as Rick said earlier, never say never, but we’re going to try and withstand as much pain as we can to the benefit of our guests.
Rob Wilson - Tiburon Research — Analyst
Okay. And maybe one other question. Given that Pei Wei may — at best maybe breaks even, at what point do you guys throw in the towel and maybe say it’s time to shutter that division?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
I don’t think we’ve gone through that exercise yet.
Rob Wilson - Tiburon Research — Analyst
Do you have plans on doing that?
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Do I have plans on having that conversation?
Rob Wilson - Tiburon Research — Analyst
Certainly.
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Well, I would think that would be a reasonable assumption, but it’s not something that we’re kicking around amongst ourselves as we sit here today.
Rob Wilson - Tiburon Research — Analyst
I mean do you believe that Pei Wei can make money next year or the year after that?

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
I believe that the things that we are working on in way are designed to produce the kind of results that we would want to continue to put some money behind.
Rob Wilson - Tiburon Research — Analyst
Okay. Fair enough. Thanks for taking my call. Thank you.
Operator
Our next question comes from Brad from KeyBanc Capital Markets.
Brad Ludington - KeyBanc Capital Markets — Analyst
I’ll make it quick. I know this call has gone kind of long. I just was wanting to ask again about cost of sales. Just looking at gas, if it stayed at $4 or more a gallon, is there potential for suppliers to up fuel surcharges and maybe impact cost of sales by 10 or 20 basis points in the second half?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Absolutely. We’re seeing surcharges right now, it’s baked into our guidance. Rising fuel affects everything and getting produce and commodities to our restaurants is certainly affected by rising fuel costs.
Brad Ludington - KeyBanc Capital Markets — Analyst
Okay. Perfect. Thank you very much.
Operator
Thank you. Our last question today comes from Greg Ruedy from Stephens, Inc.
Greg Ruedy - Stephens, Inc — Analyst
Good afternoon. Question for Bert on the cost of sales at the Bistro. You’ve done a nice job holding that line level. Is there anything you can point to besides the wok and rice, some process or initiatives that are also giving it a boost or maintaining that line?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
Well, I mentioned in my comments that our team has worked on initiatives surrounding wok oil usage as well as rice usage and I think we’ve seen some nice results from that. Our menu mix and the things that we’ve done with our menu over the past year I think have helped us with just in terms of how our guests use our restaurant. We certainly brought the grill on board which has a higher cost of sales associated with those items. We’ve also been able to balance that with other items that we’ve added to the menu. So net net, I think that, again, our team has done a good job of picking up pennies where they can, not at the expense of the guest experience, and we’ve also been able to manage it a little bit through our menu mix. So that’s the — that’s kind of the short answer to it. I don’t see that changing dramatically through the back half of the year.
Greg Ruedy - Stephens, Inc — Analyst
Okay. Question, I guess for both concept leaders. Russell, you mentioned that you have some reformulated menu items. To what extent do you both have an opportunity to maybe source or switch ingredients on menu updates and/or maybe alter plate presentations to offset the commodity pressures?
Russell Owens - P.F. Chang’s China Bistro, Inc. — Present Pei Wei Asian Diner
I’ll answer for both of us. We are not looking at changing the ingredients on our products. We certainly have never been in the mode of diminishing the quality of product in any shape or fashion that we deliver to our guests, and we have no thoughts right now of changing portion sizes.
Greg Ruedy - Stephens, Inc — Analyst
Okay. Then lastly, Bert, as you introduce the bowls, the year’s progressed, how has that mix flowed so far this year?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — Pres
The bowls have proven very popular. Again, I say that despite the fact that our lunch day traffic has declined. The fact of the matter is that our guests have embraced that product. I think it offered the guests a great opportunity to get in and out of the Bistro for something less than $10 and I think that, again, as we push forward and over time it will become — it is a staple and will become a staple of our guests during that lunch period.
Greg Ruedy - Stephens, Inc — Analyst
Great. Thanks for taking the questions.
Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Oh, absolutely. Thank you. Okay. Looks like that’s our last question and I want to thank everyone for joining us here today and we will talk to you guys again on October 22 to go over our third quarter results. Thanks again for joining us.
Operator This concludes today’s conference call. Thank you for joining. All parties may disconnect at this time.